Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC.

AND SUBSIDIARIES

Consolidated Financial Statements as of

December 31, 2011 and 2010 and for Each of the

Three Years in the Period Ended December 31, 2011

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars, except share and per share data)

	2011	2010		2011	2010
ASSETS			LIABILITIES

Cash and cash equivalents	$2,550	$1,703	Short-term borrowings	$1,511	$1,747
Receivables (less allowances of $45 in 2011 and $56 in 2010)	3,201	3,009	Current portion of long-term debt	2,206	1,385
			Accounts payable	1,031	835
Inventories:			Accrued liabilities:
Leaf tobacco	3,463	4,026	Marketing and selling	519	393
Other raw materials	1,185	1,314	Taxes, except income taxes	5,346	4,884
Finished product	3,472	2,977	Employment costs	894	739

	8,120	8,317	Dividends payable	1,341	1,162
			Other	873	920

Deferred income taxes	397	371	Income taxes	897	601
Other current assets	591	356	Deferred income taxes	176	138

Total current assets	14,859	13,756	Total current liabilities	14,794	12,804

Property, plant and equipment, at cost:			Long-term debt	14,828	13,370
Land and land improvements	692	703	Deferred income taxes	1,976	2,027
Buildings and building equipment	3,738	3,720	Employment costs	1,665	1,261
Machinery and equipment	7,880	7,857	Other liabilities	462	467

Construction in progress	603	479	Total liabilities	33,725	29,929

	12,913	12,759
Less: accumulated depreciation	6,663	6,260	Contingencies (Note 21)

	6,250	6,499

			Redeemable noncontrolling interests (Note 6)	1,212	1,188

			STOCKHOLDERS’ EQUITY

Goodwill	9,928	10,161	Common stock, no par value (2,109,316,331 shares issued in 2011 and 2010)
			Additional paid-in capital	1,235	1,225
			Earnings reinvested in the business	21,757	18,133
Other intangible assets, net	3,697	3,873	Accumulated other comprehensive losses	(2,863)	(1,140)

				20,129	18,218

Other assets	754	761	Less: cost of repurchased stock (383,407,665 and 307,532,841 shares in 2011 and 2010, respectively)	19,900	14,712

			Total PMI stockholders’ equity	229	3,506
			Noncontrolling interests	322	427

			Total stockholders’ equity	551	3,933

TOTAL ASSETS	$35,488	$35,050	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,488	$35,050

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

for the years ended December 31,

(in millions of dollars, except per share data)

	2011	2010	2009
Net revenues	$76,346	$67,713	$62,080

Cost of sales	10,678	9,713	9,022

Excise taxes on products	45,249	40,505	37,045

Gross profit	20,419	17,495	16,013

Marketing, administration and research costs	6,880	6,160	5,870

Asset impairment and exit costs	109	47	29

Amortization of intangibles	98	88	74

Operating income	13,332	11,200	10,040

Interest expense, net	800	876	797

Earnings before income taxes	12,532	10,324	9,243

Provision for income taxes	3,653	2,826	2,691

Net earnings	8,879	7,498	6,552

Net earnings attributable to noncontrolling interests	288	239	210

Net earnings attributable to PMI	$8,591	$7,259	$6,342

Per share data (Note 10):

Basic earnings per share	$4.85	$3.93	$3.25

Diluted earnings per share	$4.85	$3.92	$3.24

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2011, 2010 and 2009

(in millions of dollars, except per share data)

	PMI Stockholders’ Equity
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Noncontrolling Interests		Total
Balances, January 1, 2009	$—	$1,581	$13,354	$(2,281)	$(5,154)	$404		$7,904
Comprehensive earnings:
Net earnings			6,342			210		6,552
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments, net of income taxes of ($12)				1,329		2		1,331
Change in net loss and prior service cost, net of income taxes of $30				36				36
Change in fair value of derivatives accounted for as hedges, net of income taxes of ($8)				87				87
Change in fair value of equity securities				12				12

Total other comprehensive earnings			—	1,464		2		1,466

Total comprehensive earnings			6,342	1,464		212		8,018

Exercise of stock options and issuance of other stock awards		(171)			453			282
Dividends declared ($2.24 per share)			(4,338)					(4,338)
Purchase of subsidiary shares from noncontrolling interests		(7)				(2)		(9)
Payments to noncontrolling interests						(185)		(185)
Common stock repurchased					(5,527)			(5,527)

Balances, December 31, 2009	—	1,403	15,358	(817)	(10,228)	429		6,145

Comprehensive earnings:
Net earnings			7,259			213	(1)	7,472 (1)
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments, net of income taxes of ($107)				(54)		(5	)(1)	(59)
Change in net loss and prior service cost, net of income taxes of $23				(242)				(242)
Change in fair value of derivatives accounted for as hedges, net of income taxes of $3				(17)				(17)
Change in fair value of equity securities				(10)				(10)

Total other comprehensive losses			—	(323)		(5)		(328)

Total comprehensive earnings			7,259	(323)		208		7,144

Exercise of stock options and issuance of other stock awards		(178)			543			365
Dividends declared ($2.44 per share)			(4,484)					(4,484)
Payments to noncontrolling interests						(210)		(210)
Common stock repurchased					(5,027)			(5,027)

Balances, December 31, 2010	$—	$1,225	$18,133	$(1,140)	$(14,712)	$427		$3,933

See notes to consolidated financial statements.

Continued

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

For the years ended December 31, 2011, 2010 and 2009

(in millions of dollars, except per share data)

	PMI Stockholders’ Equity
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Noncontrolling Interests		Total
Balances, December 31, 2010	$—	$1,225	$18,133	$(1,140)	$(14,712)	$427		$3,933
Comprehensive earnings:
Net earnings			8,591			191	(1)	8,782 (1)
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments, net of income taxes of $10				(800)		(52	)(1)	(852)
Change in net loss and prior service cost, net of income taxes of $125				(935)		(2)		(937)
Change in fair value of derivatives accounted for as hedges, net of income taxes of ($3)				13				13
Change in fair value of equity securities				(1)				(1)

Total other comprehensive losses			—	(1,723)		(54)		(1,777)

Total comprehensive earnings			8,591	(1,723)		137		7,005

Exercise of stock options and issuance of other stock awards		12			212			224
Dividends declared ($2.82 per share)			(4,967)					(4,967)
Payments to noncontrolling interests						(241)		(241)
Purchase of subsidiary shares from noncontrolling interests		(2)				(1)		(3)
Common stock repurchased					(5,400)			(5,400)

Balances, December 31, 2011	$—	$1,235	$21,757	$(2,863)	$(19,900)	$322		$551

(1)

Net earnings attributable to noncontrolling interests exclude $97 million of earnings related to the redeemable noncontrolling interest, which is reported outside of the equity section in the consolidated balance sheet at December 31, 2011. Currency translation adjustments related to redeemable noncontrolling interest at December 31, 2011 were less than $1 million. Net earnings attributable to noncontrolling interests exclude $26 million of earnings related to the redeemable noncontrolling interest, which is reported outside of the equity section in the consolidated balance sheet at December 31, 2010. Currency translation adjustments also exclude $16 million of gains related to the redeemable noncontrolling interest at December 31, 2010.

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31,

(in millions of dollars)

	2011	2010	2009
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

Net earnings	$8,879	$7,498	$6,552

Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	993	932	853
Deferred income tax provision	15	101	129
Colombian investment and cooperation agreement charge			135
Asset impairment and exit costs, net of cash paid	11	(28)	(27)
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	(251)	123	(187)
Inventories	(36)	1,071	660
Accounts payable	199	(72)	(116)
Income taxes	231	92	5
Accrued liabilities and other current assets	691	41	190
Pension plan contributions	(535)	(433)	(558)
Other	332	112	248

Net cash provided by operating activities	10,529	9,437	7,884

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES

Capital expenditures	(897)	(713)	(715)
Purchase of businesses, net of acquired cash	(80)	(83)	(429)
Other	(55)	86	46

Net cash used in investing activities	(1,032)	(710)	(1,098)

See notes to consolidated financial statements.

Continued

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

for the years ended December 31,

(in millions of dollars)

	2011	2010	2009
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Short-term borrowing activity by original maturity:
Net (repayments) issuances – maturities of 90 days or less	$(968)	$479	$13
Issuances – maturities longer than 90 days	921		564
Repayments – maturities longer than 90 days	(179)	(488)	(331)
Long-term debt proceeds	3,767	1,130	2,987
Long-term debt repaid	(1,483)	(183)	(101)
Repurchases of common stock	(5,372)	(5,030)	(5,625)
Issuances of common stock	75	229	177
Dividends paid	(4,788)	(4,423)	(4,327)
Other	(311)	(292)	(268)

Net cash used in financing activities	(8,338)	(8,578)	(6,911)

Effect of exchange rate changes on cash and cash equivalents	(312)	14	134

Cash and cash equivalents:

Increase	847	163	9
Balance at beginning of year	1,703	1,540	1,531

Balance at end of year	$2,550	$1,703	$1,540

Cash paid: Interest	$963	$912	$743

Income taxes	$3,366	$2,728	$2,537

As discussed in Note 6. Acquisitions and Other Business Arrangements, PMI’s 2010 business combination in the Philippines was a non-cash transaction.

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:

Background

Philip Morris International Inc. is a holding company incorporated in Virginia, U.S.A., whose subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Throughout these financial statements, the term “PMI” refers to Philip Morris International Inc. and its subsidiaries.

Prior to March 28, 2008, PMI was a wholly owned subsidiary of Altria Group, Inc. (“Altria”).

Basis of presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, useful lives and valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes. Actual results could differ from those estimates.

The consolidated financial statements include PMI, as well as its wholly owned and majority-owned subsidiaries. Investments in which PMI exercises significant influence (generally 20%-50% ownership interest) are accounted for under the equity method of accounting. Investments in which PMI has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances have been eliminated.

Note 2. Summary of Significant Accounting Policies:

Cash and cash equivalents

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 15 years, and buildings and building improvements over periods up to 40 years. Depreciation expense for 2011, 2010 and 2009, was $895 million, $844 million and $779 million, respectively.

Goodwill and non-amortizable intangible assets valuation

PMI tests goodwill and non-amortizable intangible assets for impairment annually or more frequently if events occur that would warrant such review. PMI performs its annual impairment analysis in the first quarter of each year. The impairment analysis involves comparing the fair value of each reporting unit or non-amortizable intangible asset to the carrying value. If the carrying value exceeds the fair value, goodwill or a non-amortizable intangible asset is considered impaired. To determine the fair value of goodwill, PMI primarily uses a discounted cash flow model, supported by the market approach using earnings multiples of comparable companies. To determine the fair value of non-amortizable intangible assets, PMI primarily uses a discounted cash flow model applying the relief-from-royalty method. These discounted cash flow models include management assumptions relevant for forecasting operating cash flows, which are subject to changes in business

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

conditions, such as volumes and prices, costs to produce, discount rates and estimated capital needs. Management considers historical experience and all available information at the time the fair values are estimated, and PMI believes these assumptions are consistent with the assumptions a hypothetical marketplace participant would use. PMI concluded that the fair value of our reporting units and non-amortizable intangible assets exceeded the carrying value and any reasonable movement in the assumptions would not result in an impairment. Since the March 28, 2008 spin-off from Altria, PMI has not recorded a charge to earnings for an impairment of goodwill or non-amortizable intangible assets.

Foreign currency translation

PMI translates the results of operations of its subsidiaries and affiliates using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders’ equity. In addition, some of PMI’s subsidiaries have assets and liabilities denominated in currencies other than their functional currencies, and to the extent those are not designated as net investment hedges, these assets and liabilities generate transaction gains and losses when translated into their respective functional currencies. PMI recorded net transaction gains (losses) of ($24) million, ($17) million and $9 million for the years ended December 31, 2011, 2010 and 2009, respectively, in marketing, administration and research costs on the consolidated statements of earnings.

Hedging instruments

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Impairment of long-lived assets

PMI reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. PMI performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, PMI groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Income taxes

Income tax provisions for jurisdictions outside the United States, as well as state and local income tax provisions, are determined on a separate company basis, and the related assets and liabilities are recorded in PMI’s consolidated balance sheets. Significant judgment is required in determining income tax provisions and in evaluating tax positions.

PMI recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on the consolidated statements of earnings.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventories

Inventories are stated at the lower of cost or market. The first-in, first-out and average cost methods are used to cost substantially all inventories. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

Marketing costs

PMI promotes its products with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, rebates, in-store display incentives and volume-based incentives. Advertising costs are expensed as incurred. Trade promotions are recorded as a reduction of revenues based on amounts estimated as being due to customers at the end of a period, based principally on historical utilization. For interim reporting purposes, advertising and certain consumer incentive expenses are charged to earnings based on estimated sales and related expenses for the full year.

Revenue recognition

PMI recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, either upon shipment or delivery of goods when title and risk of loss pass to customers. Excise taxes billed by PMI to customers are reported in net revenues. Shipping and handling costs are classified as part of cost of sales and were $905 million, $653 million and $603 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Software costs

PMI capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on PMI’s consolidated balance sheets and are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation

PMI measures compensation cost for all stock-based awards at fair value on date of grant and recognizes the compensation costs over the service periods for awards expected to vest. The fair value of restricted stock and deferred stock is determined based on the number of shares granted and the market value at date of grant. The fair value of stock options is determined using a modified Black-Scholes methodology.

Excess tax benefits from the vesting of stock-based awards of $19 million, $32 million and $26 million were recognized in additional paid-in capital as of December 31, 2011, 2010 and 2009, respectively, and were presented as financing cash flows.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Goodwill and Other Intangible Assets, net:

Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
European Union	$1,392	$1,443	$663	$673
Eastern Europe, Middle East & Africa	666	702	250	263
Asia	4,966	5,004	1,633	1,661
Latin America & Canada	2,904	3,012	1,151	1,276

Total	$9,928	$10,161	$3,697	$3,873

Goodwill is due primarily to PMI’s acquisitions in Canada, Indonesia, Mexico, Greece, Serbia, Colombia and Pakistan, as well as the business combination in the Philippines in February 2010. The movements in goodwill are as follows:

(in millions)	European Union	Eastern Europe, Middle East & Africa	Asia	Latin America & Canada	Total
Balance at January 1, 2010	$1,539	$743	$3,926	$2,904	$9,112
Changes due to:
Philippines business combination			842		842
Other business combinations	8	5	2	2	17
Currency	(104)	(46)	234	106	190

Balance at December 31, 2010	1,443	702	5,004	3,012	10,161
Changes due to:
Acquisitions		1	1	1	3
Currency	(51)	(37)	(39)	(109)	(236)

Balance at December 31, 2011	$1,392	$666	$4,966	$2,904	$9,928

The increase in goodwill during 2010 from other business combinations relates to our new leaf procurement business in Brazil, which has been allocated to all of PMI’s reportable segments based on the projected use of Brazilian leaf. For further details on acquisitions and business combinations, see Note 6. Acquisitions and Other Business Arrangements.

Additional details of other intangible assets were as follows:

	December 31, 2011		December 31, 2010
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizable intangible assets	$2,067		$2,170
Amortizable intangible assets	2,001	$371	1,983	$280

Total other intangible assets	$4,068	$371	$4,153	$280

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-amortizable intangible assets substantially consist of trademarks from PMI’s acquisitions in Indonesia in 2005 and Mexico in 2007. Amortizable intangible assets primarily consist of certain trademarks, distribution networks and non-compete agreements associated with business combinations. The range of useful lives as well as the weighted-average remaining useful life of amortizable intangible assets at December 31, 2011, is as follows:

Description	Initial Estimated Useful Lives	Weighted-Average Remaining Useful Life
Trademarks	2 - 40 years	26 years

Distribution networks	20 - 30 years	16 years

Non-compete agreements	3 - 10 years	3 years

Other (including farmer contracts)	12.5 – 17 years	14 years

Pre-tax amortization expense for intangible assets during the years ended December 31, 2011, 2010 and 2009, was $98 million, $88 million and $74 million, respectively. Amortization expense for each of the next five years is estimated to be $98 million or less, assuming no additional transactions occur that require the amortization of intangible assets.

The decrease in other intangible assets from December 31, 2010, was due primarily to currency movements, partially offset by the purchase of patent rights related to a new aerosol delivery technology that has the potential to reduce the harm of smoking.

Note 4. Related Party Information:

Grupo Carso, S.A.B. de C.V. (“Grupo Carso”) retains a 20% noncontrolling interest in PMI’s Mexican tobacco business. A director of PMI has an affiliation with Grupo Carso. In 2007, PMI and Grupo Carso entered into an agreement for PMI to potentially acquire, or for Grupo Carso to potentially sell to PMI, Grupo Carso’s remaining 20% noncontrolling interest in the future.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Asset Impairment and Exit Costs:

During 2011, 2010 and 2009, pre-tax asset impairment and exit costs consisted of the following:

(in millions)	2011	2010	2009
Separation programs:
European Union	$35	$27	$29
Eastern Europe, Middle East & Africa	6
Asia	7
Latin America & Canada	15

Total separation programs	63	27	29

Contract termination charges:
Eastern Europe, Middle East & Africa	12
Asia		20

Total contract termination charges	12	20	—

Asset impairment charges:
European Union	10
Eastern Europe, Middle East & Africa	7
Asia	8
Latin America & Canada	9

Total asset impairment charges	34

Asset impairment and exit costs	$109	$47	$29

Exit Costs:

Separation Programs

PMI recorded pre-tax separation program charges of $63 million, $27 million and $29 million for the years ended December 31, 2011, 2010 and 2009, respectively. The 2011 pre-tax separation program charges primarily related to severance costs for factory and R&D restructurings. The 2010 and 2009 pre-tax separation program charges primarily related to severance costs.

Contract Termination Charges

During the third quarter of 2011, PMI recorded exit costs of $12 million related to the termination of a distribution agreement in Eastern Europe, Middle East & Africa.

On February 25, 2010, PMI’s affiliate, Philip Morris Philippines Manufacturing Inc. (“PMPMI”), and Fortune Tobacco Corporation (“FTC”) combined their respective business activities by transferring selected assets and liabilities of PMPMI and FTC to a new company called PMFTC Inc. (“PMFTC”). For further details on this business combination, see Note 6. Acquisitions and Other Business Arrangements. During the fourth quarter of 2010, PMI recorded exit costs of $20 million related to the early termination of a transition services agreement between FTC and PMFTC.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Movement in Exit Cost Liabilities

The movement in the exit cost liabilities for PMI was as follows:

(in millions)
Liability balance, January 1, 2010	$84
Charges, net of accrual reversal of $5	47
Cash spent	(75)
Currency/other	(8)

Liability balance, December 31, 2010	$48

Charges	75
Cash spent	(98)
Currency/other	3

Liability balance, December 31, 2011	$28

Cash payments related to exit costs at PMI were $98 million, $75 million and $56 million for the years ended December 31, 2011, 2010 and 2009, respectively. Future cash payments for exit costs incurred to date are expected to be approximately $28 million, and these costs will be substantially paid by the end of 2012.

Asset Impairment Charges:

PMI recorded pre-tax asset impairment charges of $34 million for the year ended December 31, 2011. These charges primarily related to factory restructurings and the consolidation of R&D activities.

Note 6. Acquisitions and Other Business Arrangements:

Philippines Business Combination:

On February 25, 2010, PMI’s affiliate, Philip Morris Philippines Manufacturing Inc. (“PMPMI”), and Fortune Tobacco Corporation (“FTC”) combined their respective business activities by transferring selected assets and liabilities of PMPMI and FTC to a new company called PMFTC Inc. (“PMFTC”). PMPMI and FTC hold equal economic interests in PMFTC, while PMI manages the day-to-day operations of PMFTC and has a majority of its Board of Directors. Consequently, PMI accounts for the contributed assets and liabilities of FTC as a business combination. The establishment of PMFTC permits both parties to benefit from their respective, complementary brand portfolios, as well as cost synergies from the resulting integration of manufacturing, distribution and procurement, and the further development and advancement of tobacco growing in the Philippines.

As PMI has control of PMFTC, the contribution of PMPMI’s net assets was recorded at book value, while the contribution of the FTC net assets to PMFTC was recorded at fair value. The difference between the two contributions resulted in an increase to PMI’s additional paid-in capital in 2010 of $477 million.

The fair value of the assets and liabilities contributed by FTC in this non-cash transaction has been determined to be $1.17 billion, and this final fair value has been primarily allocated to goodwill ($842 million), inventories ($486 million), property, plant and equipment ($289 million) and brands ($240 million), partially offset by long-term debt ($495 million, of which $77 million was shown as current portion of long-term debt), deferred taxes ($138 million, net of $18 million of current deferred tax assets) and other current liabilities. The final purchase price allocations were reflected in the consolidated balance sheet as of December 31, 2010.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FTC also holds the right to sell its interest in PMFTC to PMI, except in certain circumstances, during the period from February 25, 2015 through February 24, 2018, at an agreed-upon value of $1.17 billion, which is recorded on PMI’s consolidated balance sheet as a redeemable noncontrolling interest at the date of the business combination. The amount of FTC’s redeemable noncontrolling interest at the date of the business combination was determined as follows:

(in millions)
Noncontrolling interest in contributed net assets	$693
Accretion to redeemable value	477

Redeemable noncontrolling interest at date of business combination	$1,170

PMI decided to immediately recognize the accretion to redeemable value rather than recognizing it over the term of the agreement with FTC. This accretion has been charged against additional paid-in capital and fully offsets the increase that resulted from the contributions of net assets to PMFTC, noted above.

With the consolidation of PMFTC, FTC’s share of PMFTC’s comprehensive income or loss is attributable to the redeemable noncontrolling interest, impacting the carrying value. To the extent that the attribution of these amounts would cause the carrying value to fall below the redemption amount of $1.17 billion, the carrying amount would be adjusted back up to the redemption value through stockholders’ equity. The movement in redeemable noncontrolling interest after the business combination is as follows:

(in millions)
Redeemable noncontrolling interest at date of business combination	$1,170
Share of net earnings	26
Dividend payments	(24)
Currency translation	16

Redeemable noncontrolling interest at December 31, 2010	$1,188
Share of net earnings	97
Dividend payments	(73)
Currency translation

Redeemable noncontrolling interest at December 31, 2011	$1,212

In future periods, if the fair value of 50% of PMFTC were to drop below the redemption value of $1.17 billion, the difference would be treated as a special dividend to FTC and would reduce PMI’s earnings per share. Reductions in earnings per share may be partially or fully reversed in subsequent periods if the fair value of the redeemable noncontrolling interest increases relative to the redemption value. Such increases in earnings per share would be limited to cumulative prior reductions. At December 31, 2011, PMI determined that 50% of the fair value of PMFTC exceeded the redemption value of $1.17 billion.

Brazil:

In June 2010, PMI announced that its affiliate, Philip Morris Brasil Industria e Comercio Ltda. (“PMB”), will begin directly sourcing tobacco leaf from approximately 17,000 tobacco farmers in Southern Brazil. This initiative enhances PMI’s direct involvement in the supply chain and is expected to provide approximately 10% of PMI’s global leaf requirements. The vertically integrated structure was made possible following separate agreements with two leaf suppliers in Brazil, Alliance One Brasil Exportadora de Tabacos Ltda. (“AOB”) and Universal Leaf Tabacos Ltda. (“ULT”). These agreements resulted in AOB assigning approximately 9,000 contracts with tobacco farmers to PMB and ULT assigning approximately 8,000 contracts with tobacco farmers to PMB. As a result, PMB offered employment to more than 200 employees, most of them agronomy specialists, and acquired related assets in Southern Brazil. The purchase price for the net assets and the contractual relationships was $83 million, which was paid in 2010. PMI accounted for these transactions as a business combination. The allocation of the purchase price was to other intangible assets ($34 million, farmers contracts), inventories ($33 million), goodwill ($18 million), property, plant and equipment ($16 million) and other non-

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

current assets ($11 million), partially offset by other current liabilities ($29 million, which consists primarily of the total amount of bank guarantees for tobacco farmers’ rural credit facilities).

Other:

In June 2011, PMI completed the acquisition of a cigarette business in Jordan, consisting primarily of cigarette manufacturing assets and inventories, for $42 million. In January 2011, PMI acquired a cigar business, consisting primarily of trademarks in the Australian and New Zealand markets, for $20 million.

In September 2009, PMI acquired Swedish Match South Africa (Proprietary) Limited, for ZAR 1.93 billion (approximately $256 million based on exchange rates prevailing at the time of the acquisition), including acquired cash.

In February 2009, PMI purchased the Petterøes tobacco business for $209 million. Assets purchased consisted primarily of definite-lived trademarks of other tobacco products primarily sold in Norway and Sweden.

The effects of these and other smaller acquisitions were not material to PMI’s consolidated financial position, results of operations or operating cash flows in any of the periods presented.

Note 7. Indebtedness:

Short-Term Borrowings:

At December 31, 2011 and 2010, PMI’s short-term borrowings and related average interest rates consisted of the following:

	December 31, 2011		December 31, 2010
(in millions)	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
Commercial paper	$1,264	0.1%	$1,209	0.2%
Bank loans	247	7.7	538	6.0

	$1,511		$1,747

Given the mix of subsidiaries and their respective local economic environments, the average interest rate for bank loans above can vary significantly from day to day and country to country.

The fair values of PMI’s short-term borrowings at December 31, 2011 and 2010, based upon current market interest rates, approximate the amounts disclosed above.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-Term Debt:

At December 31, 2011 and 2010, PMI’s long-term debt consisted of the following:

(in millions)	2011	2010
U.S. dollar notes, 2.500% to 6.875% (average interest rate 4.982%), due through 2041	$11,269	$8,190
Foreign currency obligations:
Euro notes, 4.250% to 5.875% (average interest rate 5.100%), due through 2016	3,533	4,899
Swiss franc notes, 1.0% to 4.0% (average interest rate 2.802%), due through 2021	1,719	1,050
Other (average interest rate 2.345%), due through 2024	513	616

	17,034	14,755

Less current portion of long-term debt	2,206	1,385

	$14,828	$13,370

Debt offerings in 2011:

PMI’s debt offerings in 2011 were as follows:

(in millions)
Type	Face Value	Interest Rate	Issuance	Maturity
U.S. dollar notes	$650	2.500%	May 2011	May 2016
U.S. dollar notes	$350	4.125	May 2011	May 2021
U.S. dollar notes	$600	2.500	August 2011(a)	May 2016
U.S. dollar notes	$750	2.900	November 2011	November 2021
U.S. dollar notes	$750	4.375	November 2011	November 2041
Swiss franc notes	CHF 325 (approximately $362)	1.000	December 2011	December 2016
Swiss franc notes	CHF 300 (approximately $335)	2.000	December 2011	December 2021

(a)	The notes are a further issuance of the 2.500% notes issued by PMI in May 2011.

The net proceeds from the sale of these securities were used to meet PMI’s working capital requirements, to repurchase PMI’s common stock, to refinance debt and for general corporate purposes.

Other debt:

Other foreign currency debt above includes $85 million and $137 million at December 31, 2011 and 2010, respectively, of capital lease obligations primarily associated with PMI’s vending machine distribution network in Japan. Other foreign currency debt also includes long-term debt from our business combination in the Philippines and mortgage debt in Switzerland at December 31, 2011 and 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Aggregate maturities:

Aggregate maturities of long-term debt are as follows:

(in millions)
2012	$2,206
2013	2,811
2014	1,256
2015	972
2016	2,563
2017-2021	4,927
2022-2026	148
Thereafter	2,250

17,133
Debt discounts	(99)

Total long-term debt	$17,034

See Note 16. Fair Value Measurements for additional disclosures related to the fair value of PMI’s debt.

Credit Facilities:

In May 2011, PMI entered into an agreement with certain financial institutions to extend the expiration date for its $2.5 billion revolving credit facility from September 30, 2013 to March 31, 2015.

On October 25, 2011, PMI entered into a new multi-year revolving credit facility in the amount of $3.5 billion, which expires on October 25, 2016. This new revolving credit facility replaced PMI’s $2.7 billion multi-year credit facility, which was to expire on December 4, 2012.

At December 31, 2011, PMI’s committed credit facilities and commercial paper outstanding were as follows:

(in billions of dollars)
Type	Committed Credit Facilities	Commercial Paper
Multi-year revolving credit, expiring March 31, 2015	$2.5

Multi-year revolving credit, expiring October 25, 2016	3.5

Total facilities	$6.0

Commercial paper outstanding		$1.3

At December 31, 2011, there were no borrowings under the committed credit facilities, and the entire committed amounts were available for borrowing.

Each of these facilities requires PMI to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“consolidated EBITDA”) to consolidated interest expense of not less than 3.5 to 1.0 on a rolling four-quarter basis. At December 31, 2011, PMI’s ratio calculated in accordance with the agreements was 15.9 to 1.0. These facilities do not include any credit rating triggers, material adverse change clauses or any provisions that could require PMI to post collateral. The terms “consolidated EBITDA” and “consolidated interest expense,” both of which include certain adjustments, are defined in the facility agreements previously filed with the Securities and Exchange Commission.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition to the committed credit facilities discussed above, certain subsidiaries maintain short-term credit arrangements to meet their respective working capital needs. These credit arrangements, which amounted to approximately $1.9 billion at December 31, 2011, are for the sole use of the subsidiaries. Borrowings under these arrangements amounted to $247 million at December 31, 2011, and $538 million at December 31, 2010.

Note 8. Capital Stock:

Shares of authorized common stock are 6.0 billion; issued, repurchased and outstanding shares were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, January 1, 2009	2,109,316,331	(102,053,271)	2,007,263,060

Repurchase of shares		(129,732,863)	(129,732,863)
Exercise of stock options and issuance of other stock awards		9,634,306	9,634,306

Balances, December 31, 2009	2,109,316,331	(222,151,828)	1,887,164,503

Repurchase of shares		(97,053,310)	(97,053,310)
Exercise of stock options and issuance of other stock awards		11,672,297	11,672,297

Balances, December 31, 2010	2,109,316,331	(307,532,841)	1,801,783,490

Repurchase of shares		(80,514,257)	(80,514,257)
Exercise of stock options and issuance of other stock awards		4,639,433	4,639,433

Balances, December 31, 2011	2,109,316,331	(383,407,665)	1,725,908,666

PMI commenced a $13.0 billion two-year share repurchase program on May 1, 2008. On April 30, 2010, PMI completed the $13.0 billion share repurchase program, which resulted in the purchase of 277.6 million shares at an average price of $46.83 per share. On May 1, 2010, PMI commenced a new $12 billion three-year share repurchase program. From May 1, 2010, through December 31, 2011, PMI repurchased 136.4 million shares of its common stock at a cost of $8.4 billion, or $61.22 per share, under this repurchase program. During 2011, 2010 and 2009, PMI repurchased $5.4 billion, $5.0 billion and $5.5 billion, respectively, of its common stock.

At December 31, 2011, 38,667,433 shares of common stock were reserved for stock options and other stock awards under PMI’s stock plans, and 250 million shares of preferred stock, without par value, were authorized but unissued. PMI currently has no plans to issue any shares of preferred stock.

Note 9. Stock Plans:

Performance Incentive Plan and Stock Compensation Plan for Non-Employee Directors

Under the Philip Morris International Inc. 2008 Performance Incentive Plan (the “Plan”), PMI may grant to certain eligible employees stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock and deferred stock units and other stock-based awards based on PMI’s common stock, as well as performance-based incentive awards. Up to 70 million shares of PMI’s common stock may be issued under the Plan. At December 31, 2011, shares available for grant under the Plan were 28,404,021.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PMI also adopted the Philip Morris International Inc. 2008 Stock Compensation Plan for Non-Employee Directors (the “Non-Employee Directors Plan”). A non-employee director is defined as each member of the PMI Board of Directors who is not a full-time employee of PMI or of any corporation in which PMI owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation. Up to 1 million shares of PMI common stock may be awarded under the Non-Employee Directors Plan. As of December 31, 2011, shares available for grant under the plan were 818,410.

Restricted and Deferred Stock Awards

PMI may grant restricted stock and deferred stock awards to eligible employees; recipients may not sell, assign, pledge or otherwise encumber such shares or awards. Such shares or awards are subject to forfeiture if certain employment conditions are not met. Restricted stock and deferred stock awards generally vest on the third anniversary of the grant date. Shares of restricted stock carry voting and dividend rights. Deferred stock awards carry no such rights, although they do earn dividend equivalents.

During 2011, the activity for restricted stock and deferred stock awards was as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Balance at January 1, 2011	8,768,707	$43.94
Granted	3,849,600	59.44
Vested	(1,765,109)	47.49
Forfeited	(415,310)	46.51

Balance at December 31, 2011	10,437,888	48.67

The weighted-average grant date fair value of the restricted stock and deferred stock awards granted to PMI employees during the years ended December 31, 2011, 2010 and 2009, was $229 million, $169 million and $142 million, or $59.44, $47.54 and $37.01 per restricted or deferred share, respectively. The fair value of the restricted stock and deferred stock awards at the date of grant is amortized to expense ratably over the restriction period. PMI recorded compensation expense for the restricted and deferred stock awards of $162 million, $127 million and $93 million for the years ended December 31, 2011, 2010 and 2009, respectively. The unamortized compensation expense related to restricted and deferred stock awards was $221 million at December 31, 2011, and is expected to be recognized over a weighted-average period of two years.

During the year ended December 31, 2011, 1.8 million shares of PMI restricted and deferred stock awards vested. The grant date fair value of all the vested shares was approximately $84 million. The total fair value of the awards that vested in 2011 was approximately $107 million.

During the year ended December 31, 2010, 2.0 million shares of PMI restricted stock and deferred stock awards vested. Of this amount, 1.4 million shares went to PMI employees, and the remainder went to Altria employees who held PMI stock awards as a result of the spin-off. The grant date fair value of all the vested shares was approximately $123 million. The total fair value of the awards that vested in 2010 was approximately the same as the grant date fair value. The grant price information for restricted stock and deferred stock awarded prior to January 30, 2008, reflects the historical market price of Altria stock at date of grant and was not adjusted to reflect the spin-off.

During the year ended December 31, 2009, 1.5 million shares of PMI restricted and deferred stock awards vested. Of this amount, 1.0 million shares went to PMI employees, and the remainder went to Altria and Kraft Foods Inc. employees who held PMI stock awards as a result of the spin-off. The grant date fair value of all the

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

vested shares was approximately $107 million. The total fair value of restricted stock and deferred stock awards that vested in 2009 was approximately the same as the grant date fair value.

Stock Option Awards

At December 31, 2011, PMI shares subject to option were as follows:

	Shares Subject to Option	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2011	3,680,512	$26.14
Options exercised	(3,545,486)	26.18
Options cancelled	(71,082)	23.33

Balance/Exercisable at December 31, 2011	63,944	$27.07	2 years	$3 million

For the years ended December 31, 2011, 2010 and 2009, the total intrinsic value of PMI stock options exercised was $129 million, $292 million and $222 million, respectively.

Note 10. Earnings per Share:

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and therefore are included in PMI’s earnings per share calculation pursuant to the two-class method.

Basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2011	2010	2009
Net earnings attributable to PMI	$8,591	$7,259	$6,342
Less distributed and undistributed earnings attributable to share-based payment awards	49	33	23

Net earnings for basic and diluted EPS	$8,542	$7,226	$6,319

Weighted-average shares for basic EPS	1,761	1,839	1,943
Plus incremental shares from assumed conversions:
Stock options	1	3	7

Weighted-average shares for diluted EPS	1,762	1,842	1,950

For the 2009 computation, the number of stock options excluded from the calculation of weighted-average shares for diluted EPS, because their effects were antidilutive, was immaterial. For the 2011 and 2010 computations, there were no antidilutive stock options.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Taxes:

Earnings before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2011, 2010 and 2009:

(in millions)	2011	2010	2009
Earnings before income taxes	$12,532	$10,324	$9,243

Provision for income taxes:
United States federal:
Current	$270	$157	$348
Deferred	118	145	(202)

	388	302	146
State and local		1	1

Total United States	388	303	147

Outside United States:
Current	3,368	2,567	2,213
Deferred	(103)	(44)	331

Total outside United States	3,265	2,523	2,544

Total provision for income taxes	$3,653	$2,826	$2,691

United States income tax is primarily attributable to repatriation costs.

At December 31, 2011, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $15 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. The determination of the amount of deferred tax related to these earnings is not practicable.

On March 28, 2008, PMI entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) with Altria. The Tax Sharing Agreement generally governs PMI’s and Altria’s respective rights, responsibilities and obligations for pre-distribution periods and for potential taxes on the spin-off of PMI by Altria. With respect to any potential tax resulting from the spin-off of PMI by Altria, responsibility for the tax will be allocated to the party that acted (or failed to act) in a manner that resulted in the tax.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2011	2010	2009
Balance at January 1,	$95	$174	$160
Additions based on tax positions related to the current year	17	18	26
Additions for tax positions of previous years	8	35	1
Reductions for tax positions of prior years	(8)	(125)	(15)
Reductions due to lapse of statute of limitations	(7)	(1)
Settlements		(6)	(2)
Other	(1)		4

Balance at December 31,	$104	$95	$174

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unrecognized tax benefits and PMI’s liability for contingent income taxes, interest and penalties were as follows:

(in millions)	December 31, 2011	December 31, 2010	December 31, 2009
Unrecognized tax benefits	$104	$95	$174
Accrued interest and penalties	28	30	48
Tax credits and other indirect benefits	(55)	(58)	(33)

Liability for tax contingencies	$77	$67	$189

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $50 million at December 31, 2011. The remainder, if recognized, would principally affect deferred taxes.

For the years ended December 31, 2011, 2010 and 2009, PMI recognized income in its consolidated statements of earnings of less than $1 million, $17 million and $1 million, respectively, related to interest and penalties due to a decrease in unrecognized tax benefits.

PMI is regularly examined by tax authorities around the world and is currently under examination in a number of jurisdictions. The U.S. federal statute of limitations remains open for the years 2004 and onward, with years 2004 to 2006 currently under examination by the IRS. Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from three to five years. Years still open to examination by foreign tax authorities in major jurisdictions include Germany (2007 onward), Indonesia (2007 onward), Russia (2010 onward) and Switzerland (2010 onward).

It is reasonably possible that within the next twelve months certain tax examinations will close, which could result in a change in unrecognized tax benefits along with related interest and penalties. An estimate of any possible change cannot be made at this time.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
Foreign rate differences	(12.5)	(10.0)	(8.6)
Dividend repatriation cost	6.5	3.5	2.5
Reversal of tax reserves no longer required		(1.4)
Other	0.1	0.3	0.2

Effective tax rate	29.1%	27.4%	29.1%

The 2011 effective tax rate increased 1.7 percentage points to 29.1%. The 2011 effective tax rate was favorably impacted by an enacted decrease in corporate income tax rates in Greece ($11 million) and the reversal of a valuation allowance in Brazil ($15 million).

The 2010 effective tax rate was favorably impacted by the reversal of tax reserves ($148 million) following the conclusion of the IRS examination of Altria Group, Inc.’s consolidated tax returns for the years 2000 through 2003, partially offset by the negative impact of an enacted increase in corporate income tax rates in Greece ($21 million) and the net result of an audit in Italy ($6 million).

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following:

	At December 31,
(in millions)	2011	2010
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$223	$214
Accrued pension costs	193	118
Inventory	76	61
Accrued liabilities	145	111
Other	110	84

Total deferred income tax assets	747	588

Deferred income tax liabilities:
Trade names	(818)	(860)
Property, plant and equipment	(323)	(395)
Unremitted earnings	(897)	(817)
Foreign exchange	(31)	(57)

Total deferred income tax liabilities	(2,069)	(2,129)

Net deferred income tax liabilities	$(1,322)	$(1,541)

Note 12. Segment Reporting:

PMI’s subsidiaries and affiliates are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Reportable segments for PMI are organized and managed by geographic region. PMI’s reportable segments are European Union; Eastern Europe, Middle East & Africa; Asia; and Latin America & Canada. PMI records net revenues and operating companies income to its segments based upon the geographic area in which the customer resides.

PMI’s management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income before general corporate expenses and amortization of intangibles. Interest expense, net, and provision for income taxes are centrally managed; accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. Information about total assets by segment is not disclosed because such information is not reported to or used by PMI’s chief operating decision maker. Segment goodwill and other intangible assets, net, are disclosed in Note 3. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2011	2010	2009
Net revenues:
European Union	$29,768	$28,050	$28,550
Eastern Europe, Middle East & Africa	17,452	15,928	13,865
Asia	19,590	15,235	12,413
Latin America & Canada	9,536	8,500	7,252

Net revenues (1)	$76,346	$67,713	$62,080

Earnings before income taxes:
Operating companies income:
European Union	$4,560	$4,311	$4,506
Eastern Europe, Middle East & Africa	3,229	3,152	2,663
Asia	4,836	3,049	2,436
Latin America & Canada	988	953	666
Amortization of intangibles	(98)	(88)	(74)
General corporate expenses	(183)	(177)	(157)

Operating income	13,332	11,200	10,040
Interest expense, net	(800)	(876)	(797)

Earnings before income taxes	$12,532	$10,324	$9,243

(1)

Total net revenues attributable to customers located in Germany, PMI’s largest market in terms of net revenues, were $8.1 billion, $7.5 billion and $7.9 billion for the years ended December 31, 2011, 2010 and 2009, respectively.

	For the Years Ended December 31,
(in millions)	2011	2010	2009
Depreciation expense:
European Union	$210	$212	$211
Eastern Europe, Middle East & Africa	227	215	206
Asia	358	332	286
Latin America & Canada	90	75	64

	885	834	767
Other	10	10	12

Total depreciation expense	$895	$844	$779

Capital expenditures:
European Union	$382	$329	$393
Eastern Europe, Middle East & Africa	133	102	130
Asia	208	161	116
Latin America & Canada	140	120	72

	863	712	711
Other	34	1	4

Total capital expenditures	$897	$713	$715

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	At December 31,
(in millions)	2011	2010	2009
Long-lived assets:
European Union	$2,938	$3,226	$3,319
Eastern Europe, Middle East & Africa	1,094	1,158	1,260
Asia	1,687	1,765	1,452
Latin America & Canada	706	663	549

	6,425	6,812	6,580
Other	146	195	197

Total long-lived assets	$6,571	$7,007	$6,777

Long-lived assets consist of non-current assets other than goodwill, other intangible assets, net, and deferred tax assets. PMI’s largest market in terms of long-lived assets is Switzerland. Total long-lived assets located in Switzerland, which is reflected in the European Union segment above, were $1.0 billion, $1.0 billion and $976 million at December 31, 2011, 2010 and 2009, respectively.

Items affecting the comparability of results from operations were as follows:

•	Asset Impairment and Exit Costs – See Note 5. Asset Impairment and Exit Costs for a breakdown of asset impairment and exit costs by segment.

•

Colombian Investment and Cooperation Agreement charge – During the second quarter of 2009, PMI recorded a pre-tax charge of $135 million related to the Investment and Cooperation Agreement in Colombia. The charge was recorded in the operating companies income of the Latin America & Canada segment. See Note 18. Colombian Investment and Cooperation Agreement for additional information.

•	Acquisitions and Other Business Arrangements – For further details, see Note 6. Acquisitions and Other Business Arrangements.

Note 13. Benefit Plans:

Pension coverage for employees of PMI’s subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, PMI provides health care and other benefits to substantially all U.S. retired employees and certain non-U.S. retired employees. In general, health care benefits for non-U.S. retired employees are covered through local government plans.

The amounts recorded in accumulated other comprehensive losses at December 31, 2011, consisted of the following:

(in millions)	Pension	Postretirement	Postemployment	Total
Net losses	$(2,401)	$(54)	$(536)	$(2,991)
Prior service cost	(70)	3		(67)
Net transition obligation	(8)			(8)
Deferred income taxes	299	19	163	481

Losses to be amortized	$(2,180)	$(32)	$(373)	$(2,585)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amounts recorded in accumulated other comprehensive losses at December 31, 2010, consisted of the following:

(in millions)	Pension	Postretirement	Postemployment	Total
Net losses	$(1,425)	$(46)	$(468)	$(1,939)
Prior service cost	(62)	4		(58)
Net transition obligation	(9)			(9)
Deferred income taxes	199	15	142	356

Losses to be amortized	$(1,297)	$(27)	$(326)	$(1,650)

The amounts recorded in accumulated other comprehensive losses at December 31, 2009, consisted of the following:

(in millions)	Pension	Postretirement	Postemployment	Total
Net losses	$(1,174)	$(27)	$(463)	$(1,664)
Prior service cost	(72)	4		(68)
Net transition obligation	(9)			(9)
Deferred income taxes	184	9	140	333

Losses to be amortized	$(1,071)	$(14)	$(323)	$(1,408)

The movements in other comprehensive earnings (losses) during the year ended December 31, 2011, were as follows:

(in millions)	Pension	Postretirement	Postemployment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$63	$3	$39	$105
Prior service cost	9	(1)		8
Net transition obligation	1			1
Other income/expense:
Net losses	3			3
Deferred income taxes	(10)	(1)	(12)	(23)

	66	1	27	94

Other movements during the year:
Net losses	(1,042)	(11)	(107)	(1,160)
Prior service cost	(17)			(17)
Deferred income taxes	110	5	33	148

	(949)	(6)	(74)	(1,029)

Total movements in other comprehensive losses	$(883)	$(5)	$(47)	$(935)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The movements in other comprehensive earnings (losses) during the year ended December 31, 2010, were as follows:

(in millions)	Pension	Postretirement	Postemployment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$44	$1	$39	$84
Prior service cost	10			10
Other income/expense:
Net gains	(1)			(1)
Prior service cost	3			3
Deferred income taxes	(8)		(12)	(20)

	48	1	27	76

Other movements during the year:
Net losses	(294)	(20)	(44)	(358)
Prior service cost	(3)			(3)
Deferred income taxes	23	6	14	43

	(274)	(14)	(30)	(318)

Total movements in other comprehensive losses	$(226)	$(13)	$(3)	$(242)

The movements in other comprehensive earnings (losses) during the year ended December 31, 2009, were as follows:

(in millions)	Pension	Postretirement	Postemployment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$38	$1	$23	$62
Prior service cost	6			6
Other income/expense:
Net losses	4			4
Prior service cost	(2)			(2)
Deferred income taxes	(9)		(7)	(16)

	37	1	16	54

Other movements during the year:
Net gains (losses)	169	(5)	(180)	(16)
Prior service cost	(46)	(2)		(48)
Deferred income taxes	3	2	41	46

	126	(5)	(139)	(18)

Total movements in other comprehensive earnings (losses)	$163	$(4)	$(123)	$36

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of PMI’s pension plans at December 31, 2011 and 2010, were as follows:

	U.S. Plans		Non-U.S. Plans
(in millions)	2011	2010	2011	2010
Benefit obligation at January 1	$321	$288	$4,932	$4,589
Service cost	5	6	178	160
Interest cost	16	18	205	189
Benefits paid	(21)	(21)	(208)	(141)
Termination, settlement and curtailment			(4)	(27)
Assumption changes	44	12	510	16
Actuarial (gains) losses	(13)	18	6	(2)
Currency			(52)	116
Other			58	32

Benefit obligation at December 31	352	321	5,625	4,932

Fair value of plan assets at January 1	251	197	4,623	4,240
Actual return on plan assets	9	24	(162)	27
Employer contributions	30	51	505	382
Employee contributions			43	37
Benefits paid	(21)	(21)	(208)	(141)
Termination, settlement and curtailment				(19)
Currency			(23)	97

Fair value of plan assets at December 31	269	251	4,778	4,623

Net pension liability recognized at December 31	$(83)	$(70)	$(847)	$(309)

At December 31, 2011 and 2010, the combined U.S. and non-U.S. pension plans resulted in a net pension liability of $930 million and $379 million, respectively. These amounts were recognized in PMI’s consolidated balance sheets at December 31, 2011 and 2010, as follows:

(in millions)	2011	2010
Other assets	$40	$223
Accrued liabilities – employment costs	(23)	(28)
Long-term employment costs	(947)	(574)

	$(930)	$(379)

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $323 million and $294 million at December 31, 2011 and 2010, respectively. The accumulated benefit obligation for non-U.S. pension plans was $5,042 million and $4,439 million at December 31, 2011 and 2010, respectively.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For U.S. pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation and accumulated benefit obligation were $76 million and $66 million, respectively, as of December 31, 2011. The projected benefit obligation and accumulated benefit obligation were $79 million and $70 million, respectively, as of December 31, 2010. The underfunding relates to plans for salaried employees that cannot be funded under IRS regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $3,785 million, $3,343 million, and $2,973 million, respectively, as of December 31, 2011, and $310 million, $245 million, and $41 million, respectively, as of December 31, 2010. In 2011, the accumulated benefit obligation of the pension plan in Switzerland exceeded the fair value of plan assets.

The following weighted-average assumptions were used to determine PMI’s benefit obligations at December 31:

	U.S. Plans		Non-U.S. Plans
	2011	2010	2011	2010
Discount rate	4.50%	5.40%	3.40%	4.00%
Rate of compensation increase	3.50	3.50	2.66	2.90

The discount rate for PMI’s U.S. plans is based on an index of high-quality corporate bonds with durations that match the benefit obligations. The discount rate for PMI’s non-U.S. plans was developed from local bond indices that match local benefit obligations as closely as possible.

Components of Net Periodic Benefit Cost

Net periodic pension cost consisted of the following for the years ended December 31, 2011, 2010 and 2009:

	U.S. Plans			Non-U.S. Plans
(in millions)	2011	2010	2009	2011	2010	2009
Service cost	$5	$6	$6	$178	$160	$135
Interest cost	16	18	17	205	189	176
Expected return on plan assets	(15)	(16)	(15)	(323)	(283)	(234)
Amortization:
Net losses	5	5	3	58	39	35
Prior service cost	1	1	1	8	9	5
Net transition obligation				1
Termination, settlement and curtailment	2	1	9	1	(6)	(2)

Net periodic pension cost	$14	$15	$21	$128	$108	$115

Termination, settlement and curtailment charges were due primarily to early retirement programs.

For the combined U.S. and non-U.S. pension plans, the estimated net loss and prior service cost that are expected to be amortized from accumulated other comprehensive earnings into net periodic benefit cost during 2012 are $135 million and $11 million, respectively.

The following weighted-average assumptions were used to determine PMI’s net pension cost:

	U.S. Plans			Non-U.S. Plans
	2011	2010	2009	2011	2010	2009
Discount rate	5.40%	5.90%	6.10%	4.00%	4.33%	4.68%
Expected rate of return on plan assets	6.25	7.20	7.20	6.21	6.69	6.89
Rate of compensation increase	3.50	4.50	4.50	2.90	3.21	3.34

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PMI’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

PMI and certain of its subsidiaries sponsor defined contribution plans. Amounts charged to expense for defined contribution plans totaled $61 million, $53 million and $42 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Plan Assets

PMI’s investment strategy for U.S. and non-U.S. plans is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the target allocation of PMI’s plan assets is broadly characterized as approximately a 60%/40% split between equity and debt securities. The strategy primarily utilizes indexed U.S. equity securities, international equity securities and investment grade debt securities. PMI’s plans have no investments in hedge funds, private equity or derivatives. PMI attempts to mitigate investment risk by rebalancing between equity and debt asset classes once a year or as PMI’s contributions and benefit payments are made.

The fair value of PMI’s pension plan assets at December 31, 2011 and 2010, by asset category was as follows:

(in millions)
Asset Category	At December 31, 2011	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$11	$11	$—	$—
Equity securities:
U.S. securities	89	89
International securities	894	894
Investment funds (a)	3,704	826	2,878
International government bonds	314	314
Corporate bonds	2	2
Other	33	32	1

Total	$5,047	$2,168	$2,879	$—

(a)	Investment funds whose objective seeks to replicate the returns and characteristics of specified market indices (primarily MSCI - Europe, Switzerland, North America, Asia Pacific, Japan, Russell 3000, S&P 500 for equities; and Citigroup EMU, Citigroup Switzerland and Barclays Capital U.S. for bonds), primarily consist of mutual funds, common trust funds and commingled funds. Of these funds, 53% are invested in U.S. and international equities; 34% are invested in U.S. and international government bonds; 7% are invested in corporate bonds; and 6% are invested in real estate and other money markets.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)
Asset Category	At December 31, 2010	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$155	$155	$—	$—
Equity securities:
U.S. securities	104	104
International securities	959	959
Investment funds (b)	3,240	799	2,441
International government bonds	345	345
Corporate bonds	39	39
Other	32	32

Total	$4,874	$2,433	$2,441	$—

(b)	Investment funds whose objective seeks to replicate the returns and characteristics of specified market indices (primarily MSCI - Europe, Switzerland, North America, Asia Pacific, Japan, Russell 3000, S&P 500 for equities; and Citigroup EMU, Citigroup Switzerland and Barclays Capital U.S. for bonds), primarily consist of mutual funds, common trust funds and commingled funds. Of these funds, 55% are invested in U.S. and international equities; 36% are invested in U.S. and international government bonds; 5% are invested in corporate bonds; and 4% are invested in real estate and other money markets.

See Note 16. Fair Value Measurements for a discussion of the fair value of pension plan assets.

PMI makes, and plans to make, contributions, to the extent that they are tax deductible and to meet specific funding requirements of its funded U.S. and non-U.S. plans. Currently, PMI anticipates making contributions of approximately $163 million in 2012 to its pension plans, based on current tax and benefit laws. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.

The estimated future benefit payments from PMI pension plans at December 31, 2011, were as follows:

(in millions)	U.S. Plans	Non-U.S. Plans
2012	$17	$216
2013	14	217
2014	44	228
2015	17	241
2016	17	253
2017 – 2021	98	1,486

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2011, 2010 and 2009:

	U.S. Plans			Non-U.S. Plans
(in millions)	2011	2010	2009	2011	2010	2009
Service cost	$2	$2	$2	$2	$2	$2
Interest cost	5	5	5	5	5	4
Amortization:
Net losses	1	1	1	1

Net postretirement health care costs	$8	$8	$8	$8	$7	$6

The following weighted-average assumptions were used to determine PMI’s net postretirement costs for the years ended December 31, 2011, 2010 and 2009:

	U.S. Plans			Non-U.S. Plans
	2011	2010	2009	2011	2010	2009
Discount rate	5.40%	5.90%	6.10%	5.14%	5.99%	5.82%
Health care cost trend rate	8.00	7.50	8.00	6.29	7.14	7.09

PMI’s postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2011 and 2010, were as follows:

	U.S. Plans		Non-U.S. Plans
(in millions)	2011	2010	2011	2010
Accumulated postretirement benefit obligation at January 1,	$98	$92	$99	$83
Service cost	2	2	2	2
Interest cost	5	5	5	5
Benefits paid	(4)	(4)	(5)	(5)
Assumption changes	11	4	(1)	13
Actuarial losses (gains)	3	(1)	(2)	3
Currency			(2)	(2)

Accumulated postretirement benefit obligation at December 31,	$115	$98	$96	$99

The current portion of PMI’s accrued postretirement health care costs of $10 million at December 31, 2011 and $9 million at December 31, 2010, is included in accrued employment costs on the consolidated balance sheet.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following weighted-average assumptions were used to determine PMI’s postretirement benefit obligations at December 31, 2011 and 2010:

	U.S. Plans		Non-U.S. Plans
	2011	2010	2011	2010
Discount rate	4.50%	5.40%	5.45%	5.14%
Health care cost trend rate assumed for next year	7.50	8.00	6.55	6.29
Ultimate trend rate	5.00	5.00	4.77	4.73
Year that rate reaches the ultimate trend rate	2017	2017	2029	2029

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects as of December 31, 2011:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total service and interest cost	19.1%	(14.8)%
Effect on postretirement benefit obligation	15.5	(12.4)

PMI’s estimated future benefit payments for its postretirement health care plans at December 31, 2011, were as follows:

(in millions)	U.S. Plans	Non-U.S. Plans
2012	$5	$5
2013	5	5
2014	5	5
2015	5	5
2016	6	5
2017 – 2021	29	30

Postemployment Benefit Plans

PMI and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following:

	For the Years Ended December 31,
(in millions)	2011	2010	2009
Service cost	$28	$26	$16
Interest cost	22	24	22
Amortization of net loss	39	39	23
Other expense	106	54	57

Net postemployment costs	$195	$143	$118

During 2011, 2010 and 2009, certain salaried employees left PMI under separation programs. These programs resulted in incremental postemployment costs, which are included in other expense, above.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated net loss for the postemployment benefit plans that will be amortized from accumulated other comprehensive earnings into net postemployment costs during 2012 is approximately $54 million.

The changes in the benefit obligations of the plans at December 31, 2011 and 2010, were as follows:

(in millions)	2011	2010
Accrued postemployment costs at January 1	$574	$630
Service cost	28	26
Interest cost	22	24
Benefits paid	(223)	(203)
Actuarial losses	118	44
Other	100	53

Accrued postemployment costs at December 31	$619	$574

The accrued postemployment costs were determined using a weighted-average discount rate of 6.8% and 7.3% in 2011 and 2010, respectively, an assumed ultimate annual weighted-average turnover rate of 2.5% and 2.3% in 2011 and 2010, respectively, assumed compensation cost increases of 3.0% in 2011 and 2010 and assumed benefits as defined in the respective plans. In accordance with local regulations, certain postemployment plans are funded. As a result, the accrued postemployment costs shown above are presented net of the related assets of $24 million at December 31, 2011 and 2010. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 14. Additional Information:

	For the Years Ended December 31,
(in millions)	2011	2010	2009
Research and development expense	$413	$391	$335

Advertising expense	$464	$402	$387

Interest expense	$934	$974	$905
Interest income	(134)	(98)	(108)

Interest expense, net	$800	$876	$797

Rent expense	$308	$278	$258

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2011, were as follows:

(in millions)
2012	$186
2013	134
2014	98
2015	70
2016	52
Thereafter	250

$790

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Financial Instruments:

Overview

PMI operates in markets outside of the United States, with manufacturing and sales facilities in various locations around the world. PMI utilizes certain financial instruments to manage foreign currency exposure. Derivative financial instruments are used by PMI principally to reduce exposures to market risks resulting from fluctuations in foreign currency exchange rates by creating offsetting exposures. PMI is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. PMI formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction would not occur, the gain or loss would be recognized in earnings. PMI reports its net transaction gains or losses in marketing, administration and research costs on the consolidated statements of earnings.

PMI uses deliverable and non-deliverable forward foreign exchange contracts, foreign currency swaps and foreign currency options, collectively referred to as foreign exchange contracts, to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which PMI is exposed include the Euro, Indonesian rupiah, Japanese yen, Mexican peso, Russian ruble, Swiss franc and Turkish lira. At December 31, 2011 and 2010, PMI had contracts with aggregate notional amounts of $13.1 billion and $10.9 billion, respectively. Of the $13.1 billion aggregate notional amount at December 31, 2011, $3.4 billion related to cash flow hedges and $9.7 billion related to other derivatives that primarily offset currency exposures on intercompany financing. Of the $10.9 billion aggregate notional amount at December 31, 2010, $2.4 billion related to cash flow hedges, $0.2 billion related to hedges of net investments in foreign operations and $8.3 billion related to other derivatives that primarily offset currency exposures on intercompany financing.

The fair value of PMI’s foreign exchange contracts included in the consolidated balance sheet as of December 31, 2011 and 2010, were as follows:

	Asset Derivatives			Liability Derivatives
		Fair Value			Fair Value
(in millions)	Balance Sheet Classification	2011	2010	Balance Sheet Classification	2011	2010
Foreign exchange contracts designated as hedging instruments	Other current assets	$57	$16	Other accrued liabilities	$4	$26

Foreign exchange contracts not designated as hedging instruments	Other current assets	88	44	Other accrued liabilities	62	77

Total derivatives		$145	$60		$66	$103

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hedging activities, which represent movement in derivatives as well as the respective underlying transactions, had the following effect on PMI’s consolidated statements of earnings and other comprehensive earnings for the years ended December 31, 2011, 2010 and 2009:

(in millions)	For the Year Ended December 31, 2011
	Cash Flow Hedges	Net Investment Hedges	Other Derivatives	Income Taxes	Total
Gain (Loss)
Statement of Earnings:
Net revenues	$(17)		$—		$(17)
Cost of sales	34				34
Marketing, administration and research costs					—

Operating income	17		—		17

Interest expense, net	(37)		56		19

Earnings before income taxes	(20)		56		36
Provision for income taxes	2		(13)		(11)

Net earnings attributable to PMI	$(18)		$43		$25

Other Comprehensive Earnings:
Losses transferred to earnings	$20			$(2)	$18
Recognized losses	(4)			(1)	(5)

Net impact on equity	$16			$(3)	$13

Cumulative translation adjustment		$2			$2

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	For the Year Ended December 31, 2010
	Cash Flow Hedges	Net Investment Hedges	Other Derivatives	Income Taxes	Total
Gain (Loss)
Statement of Earnings:
Net revenues	$24		$—		$24
Cost of sales	(14)				(14)
Marketing, administration and research costs	3		(3)		—

Operating income	13		(3)		10
Interest expense, net	(49)		10		(39)

Earnings before income taxes	(36)		7		(29)
Provision for income taxes	3		(1)		2

Net earnings attributable to PMI	$(33)		$6		$(27)

Other Comprehensive Earnings:
Losses transferred to earnings	$36			$(3)	$33
Recognized losses	(56)			6	(50)

Net impact on equity	(20)			$3	$(17)

Cumulative translation adjustment	$(2)	$24		$(10)	$12

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	For the Year Ended December 31, 2009
	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Other Derivatives	Income Taxes	Total
Gain (Loss)
Statement of Earnings:
Net revenues	$65	$—		$—		$65
Cost of sales	(11)					(11)
Marketing, administration and research costs	13			(1)		12

Operating income	67	—		(1)		66
Interest expense, net	(94)	37		(5)		(62)

Earnings before income taxes	(27)	37		(6)		4
Provision for income taxes	1	(3)		3		1

Net earnings attributable to PMI	$(26)	$34		$(3)		$5

Other Comprehensive Earnings:
Losses transferred to earnings	$27				$(1)	$26
Recognized gains	68				(7)	61

Net impact on equity	$95				$(8)	$87

Cumulative translation adjustment			$(57)		$14	$(43)

Each type of hedging activity is described in greater detail below.

Cash Flow Hedges

PMI has entered into foreign exchange contracts to hedge foreign currency exchange risk related to certain forecasted transactions. The effective portion of gains and losses associated with qualifying cash flow hedge contracts is deferred as a component of accumulated other comprehensive losses until the underlying hedged transactions are reported in PMI’s consolidated statements of earnings. During the years ended December 31, 2011, 2010 and 2009, ineffectiveness related to cash flow hedges was not material. As of December 31, 2011, PMI has hedged forecasted transactions for periods not exceeding the next twelve months. The impact of these hedges is included in operating cash flows on PMI’s consolidated statement of cash flows.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2011, 2010 and 2009, foreign exchange contracts that were designated as cash flow hedging instruments impacted the consolidated statements of earnings and other comprehensive earnings as follows:

(pre-tax, in millions)	For the Years Ended December 31,
Derivatives in Cash Flow Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings	Amount of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings			Amount of Gain/(Loss) Recognized in Other Comprehensive Earnings on Derivatives
		2011	2010	2009	2011	2010	2009
Foreign exchange contracts					$(4)	$(56)	$68
	Net revenues	$(17)	$24	$65
	Cost of sales	34	(14)	(11)
	Marketing, administration and research costs	—	3	13

	Interest expense, net	(37)	(49)	(94)

Total		$(20)	$(36)	$(27)	$(4)	$(56)	$68

Fair Value Hedges

In 2009, PMI entered into foreign exchange contracts to hedge the foreign currency exchange risk related to an intercompany loan between subsidiaries. For a derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, is recognized in current earnings. At June 30, 2009, all fair value hedges matured and were settled. Since June 30, 2009, there have been no fair value hedges. For the year ended December 31, 2009, ineffectiveness related to fair value hedges was not material. Gains (losses) associated with qualifying fair value hedges were recorded in the consolidated statements of earnings and were $42 million for the year ended December 31, 2009. The impact of fair value hedges is included in operating cash flows on PMI’s consolidated statement of cash flows.

For the year ended December 31, 2009, foreign exchange contracts that were designated as fair value hedging instruments impacted the consolidated statement of earnings as follows:

(pre-tax, in millions)	For the Year Ended December 31, 2009
Derivatives in Fair Value Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) on Derivatives	Amount of Gain/(Loss) Recognized in Earnings on Derivatives	Statement of Earnings Classification of Gain/(Loss) on Hedged Item	Amount of Gain/(Loss) Recognized in Earnings Attributable to the Risk Being Hedged
Foreign exchange contracts	Marketing, administration and research costs	$5	Marketing, administration and research costs	$(5)
	Interest expense, net	37	Interest expense, net

Total		$42		$(5)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hedges of Net Investments in Foreign Operations

PMI designates certain foreign currency denominated debt and forward exchange contracts as net investment hedges of its foreign operations. For the years ended December 31, 2011, 2010 and 2009, these hedges of net investments resulted in gains (losses), net of income taxes, of ($37) million, $315 million and ($71) million, respectively. These gains (losses) were reported as a component of accumulated other comprehensive losses within currency translation adjustments. For the years ended December 31, 2011, 2010 and 2009, ineffectiveness related to net investment hedges was not material. Settlement of net investment hedges is included in other investing cash flows on PMI’s consolidated statement of cash flows.

For the years ended December 31, 2011, 2010 and 2009, foreign exchange contracts that were designated as net investment hedging instruments impacted the consolidated statements of earnings and other comprehensive earnings as follows:

(pre-tax, in millions)	For the Years Ended December 31,
Derivatives in Net Investment Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings	Amount of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings			Amount of Gain/(Loss) Recognized in Other Comprehensive Earnings on Derivatives
		2011	2010	2009	2011	2010	2009
Foreign exchange contracts					$2	$24	$(57)

	Interest expense, net	$—	$—	$—

Other Derivatives

PMI has entered into foreign exchange contracts to hedge the foreign currency exchange risks related to intercompany loans between certain subsidiaries, and third-party loans. While effective as economic hedges, no hedge accounting is applied for these contracts; therefore, the unrealized gains (losses) relating to these contracts are reported in PMI’s consolidated statement of earnings. For the years ended December 31, 2011, 2010 and 2009, the gains (losses) from contracts for which PMI did not apply hedge accounting were $34 million, ($97) million and $248 million, respectively. The gains (losses) from these contracts substantially offset the losses and gains generated by the underlying intercompany and third-party loans being hedged.

As a result, for the years ended December 31, 2011, 2010 and 2009, these items affected the consolidated statement of earnings as follows:

(pre-tax, in millions)
Derivatives not Designated as Hedging Instruments	Statement of Earnings Classification of Gain/(Loss)	Amount of Gain/(Loss) Recognized in Earnings
		2011	2010	2009
Foreign exchange contracts	Marketing, administration and research costs	$—	$(3)	$(1)

	Interest expense, net	56	10	(5)

Total		$56	$7	$(6)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Qualifying Hedging Activities Reported in Accumulated Other Comprehensive Losses

Derivative gains or losses reported in accumulated other comprehensive losses are a result of qualifying hedging activity. Transfers of these gains or losses to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive losses, net of income taxes, as follows:

	For the Years Ended December 31,
(in millions)	2011	2010	2009
Gain (loss) as of January 1	$2	$19	$(68)
Derivative losses (gains) transferred to earnings	18	33	26
Change in fair value	(5)	(50)	61

Gain (loss) as of December 31	$15	$2	$19

At December 31, 2011, PMI expects $11 million of derivative gains that are included in accumulated other comprehensive losses to be reclassified to the consolidated statement of earnings within the next twelve months. These gains are expected to be substantially offset by the statement of earnings impact of the respective hedged transactions.

Contingent Features

PMI’s derivative instruments do not contain contingent features.

Credit Exposure and Credit Risk

PMI is exposed to credit loss in the event of non-performance by counterparties. While PMI does not anticipate non-performance, its risk is limited to the fair value of the financial instruments. PMI actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting and continuously monitoring a diverse group of major international banks and financial institutions as counterparties.

Fair Value

See Note 16. Fair Value Measurements for disclosures related to the fair value of PMI’s derivative financial instruments.

Note 16. Fair Value Measurements:

The authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of input that may be used to measure fair value, which are as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

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Derivative Financial Instruments – Foreign Exchange Contracts

PMI assesses the fair value of its derivative financial instruments, which consist of foreign exchange forward contracts, foreign currency swaps and foreign currency options, using internally developed models that use, as their basis, readily observable market inputs. The fair value of PMI’s foreign exchange forward contracts is determined by using the prevailing foreign exchange spot rates and interest rate differentials, and the respective maturity dates of the instruments. The fair value of PMI’s currency options is determined by using a Black-Scholes methodology based on foreign exchange spot rates and interest rate differentials, currency volatilities and maturity dates. PMI’s derivative financial instruments have been classified within Level 2 at December 31, 2011 and 2010. See Note 15. Financial Instruments for additional discussion on derivative financial instruments.

Pension Plan Assets

The fair value of pension plan assets, determined by using readily available quoted market prices in active markets, has been classified within Level 1 of the fair value hierarchy at December 31, 2011 and 2010. The fair value of pension plan assets determined by using quoted prices in markets that are not active has been classified within Level 2 at December 31, 2011 and 2010. See Note 13. Benefit Plans for additional discussion on pension plan assets.

Debt

The fair value of PMI’s outstanding debt, which is utilized solely for disclosure purposes, is determined using quotes and market interest rates currently available to PMI for issuances of debt with similar terms and remaining maturities. The aggregate carrying value of PMI’s debt, excluding short-term borrowings and $85 million of capital lease obligations, was $16,949 million at December 31, 2011. The aggregate carrying value of PMI’s debt, excluding short-term borrowings and $137 million of capital lease obligations, was $14,618 million at December 31, 2010.

The aggregate fair values of PMI’s derivative financial instruments, pension plan assets and debt as of December 31, 2011 and 2010, were as follows:

(in millions)	Fair Value at December 31, 2011	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign exchange contracts	$145	$—	$145	$—
Pension plan assets	5,047	2,168	2,879

Total assets	$5,192	$2,168	$3,024	$—

Liabilities:
Debt	$18,900	$18,458	$442	$—
Foreign exchange contracts	66		66

Total liabilities	$18,966	$18,458	$508	$—

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(in millions)	Fair Value at December 31, 2010	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign exchange contracts	$60	$—	$60	$—
Pension plan assets	4,874	2,433	2,441

Total assets	$4,934	$2,433	$2,501	$—

Liabilities:
Debt	$16,057	$15,578	$479	$—
Foreign exchange contracts	103		103

Total liabilities	$16,160	$15,578	$582	$—

Note 17. Accumulated Other Comprehensive Losses:

PMI’s accumulated other comprehensive losses, net of taxes, consisted of the following:

(Losses) Earnings (in millions)	At December 31,
	2011	2010	2009
Currency translation adjustments	$(293)	$507	$561
Pension and other benefits	(2,585)	(1,650)	(1,408)
Derivatives accounted for as hedges	15	2	19
Equity securities		1	11

Total accumulated other comprehensive losses	$(2,863)	$(1,140)	$(817)

Note 18. Colombian Investment and Cooperation Agreement:

On June 19, 2009, PMI announced that it had signed an agreement with the Republic of Colombia, together with the Departments of Colombia and the Capital District of Bogota, to promote investment and cooperation with respect to the Colombian tobacco market and to fight counterfeit and contraband tobacco products. The Investment and Cooperation Agreement provides $200 million in funding to the Colombian governments over a 20-year period to address issues of mutual interest, such as combating the illegal cigarette trade, including the threat of counterfeit tobacco products, and increasing the quality and quantity of locally grown tobacco. As a result of the Investment and Cooperation Agreement, PMI recorded a pre-tax charge of $135 million in the operating results of the Latin America & Canada segment during the second quarter of 2009. This pre-tax charge, which represents the net present value of the payments prescribed by the agreement, is reflected in marketing, administration and research costs on the consolidated statement of earnings for the year ended December 31, 2009.

At December 31, 2011 and 2010, PMI had $79 million and $82 million, respectively, of discounted liabilities associated with the Colombian Investment and Cooperation Agreement. These discounted liabilities are primarily reflected in other long-term liabilities on the consolidated balance sheets and are expected to be paid through 2028.

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Note 19. RBH Legal Settlement:

On July 31, 2008, Rothmans announced the finalization of a CAD 550 million settlement (or approximately $540 million, based on the prevailing exchange rate at that time) between itself and RBH, on the one hand, and the Government of Canada and all ten provinces, on the other hand. The settlement resolves the Royal Canadian Mounted Police’s investigation relating to products exported from Canada by RBH during the 1989-1996 period. Rothmans’ sole holding was a 60% interest in RBH. The remaining 40% interest in RBH was owned by PMI.

Subsequent to the finalization of the settlement, PMI announced that it had entered into an agreement with Rothmans to purchase, by way of a tender offer, all of the outstanding common shares of Rothmans. In October 2008, PMI completed the acquisition of all of Rothmans shares.

At December 31, 2011 and 2010, PMI had $212 million and $237 million, respectively, of discounted accrued settlement charges associated with the RBH legal settlement. These accrued settlement charges are primarily reflected in other long-term liabilities on the consolidated balance sheets and are expected to be paid through 2019.

Note 20. E.C. Agreement:

In 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 Member States of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. This agreement has been signed by all 27 Member States. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against its earnings in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006) and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI records charges for them as an expense in cost of sales when product is shipped. In addition, PMI is also responsible to pay the excise taxes, VAT and customs duties on qualifying product seizures of up to 90 million cigarettes and is subject to payments of five times the applicable taxes and duties if qualifying product seizures exceed 90 million cigarettes in a given year. To date, PMI’s annual payments related to product seizures have been immaterial. Total charges related to the E.C. Agreement of $86 million, $91 million and $84 million were recorded in cost of sales in 2011, 2010 and 2009, respectively.

Note 21. Contingencies:

Litigation - General

Legal proceedings covering a wide range of matters are pending or threatened against us, and/or our subsidiaries, and/or our indemnitees in various jurisdictions. Our indemnitees include distributors, licensees, and others that have been named as parties in certain cases and that we have agreed to defend, as well as pay costs and some or all of judgments, if any, that may be entered against them. Pursuant to the terms of the Distribution Agreement between Altria and PMI, PMI will indemnify Altria and PM USA for tobacco product claims based in substantial part on products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for tobacco product claims based in substantial part on products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Various types of claims are raised in these proceedings, including, among others, product liability, consumer protection, antitrust, employment and tax.

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It is possible that there could be adverse developments in pending cases against us and our subsidiaries. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation.

Damages claimed in some of the tobacco-related litigation are significant and, in certain cases in Brazil, Canada, Israel and Nigeria, range into the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. Much of the tobacco-related litigation is in its early stages, and litigation is subject to uncertainty. However, as discussed below, we have to date been largely successful in defending tobacco-related litigation.

We and our subsidiaries record provisions in the consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, after assessing the information available to it (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss for any of the pending tobacco-related cases; and (iii) accordingly, no estimated loss has been accrued in the consolidated financial statements for unfavorable outcomes in these cases, if any. Legal defense costs are expensed as incurred.

It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Nevertheless, although litigation is subject to uncertainty, we and each of our subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts, if any. All such cases are, and will continue to be, vigorously defended. However, we and our subsidiaries may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.

The table below lists the number of tobacco-related cases pending against us and/or our subsidiaries or indemnitees as of December 31, 2011, 2010 and 2009:

Type of Case	Number of Cases Pending as of December 31, 2011	Number of Cases Pending as of December 31, 2010	Number of Cases Pending as of December 31, 2009
Individual Smoking and Health Cases	75	94	119

Smoking and Health Class Actions	10	11	9

Health Care Cost Recovery Actions	11	10	11

Lights Class Actions	2	2	3

Individual Lights Cases (small claims court)	9	10	12

Public Civil Actions	3	7	11

Since 1995, when the first tobacco-related litigation was filed against a PMI entity, 376 Smoking and Health, Lights, Health Care Cost Recovery, and Public Civil Actions in which we and/or one of our subsidiaries and/or indemnitees were a defendant have been terminated in our favor. Ten cases have had decisions in favor of plaintiffs. Six of these cases have subsequently reached final resolution in our favor and four remain on appeal. To date, we have paid total judgments, including costs, of approximately six thousand Euros. These payments were made in order to appeal three Italian small claims cases, two of which were subsequently reversed on appeal and one of which remains on appeal. To date, no tobacco-related case has been finally resolved in favor of a plaintiff against us, our subsidiaries or indemnitees.

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The table below lists the verdicts and post-trial developments in the three pending cases (excluding an individual case on appeal from an Italian small claims court) in which verdicts were returned in favor of plaintiffs:

Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
May 2011	Brazil/Laszlo	Individual Smoking and Health	The Civil Court of São Vicente found for plaintiff and ordered Philip Morris Brasil to pay damages of R$31,333 (approximately $16,700), plus future costs for cessation and medical treatment of smoking-related diseases.	In June 2011, Philip Morris Brasil filed an appeal. In December 2011, the Appellate Court reversed the trial court decision. Plaintiff may appeal.

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
September 2009	Brazil/Bernhardt	Individual Smoking and Health	The Civil Court of Rio de Janeiro found for plaintiff and ordered Philip Morris Brasil to pay R$13,000 (approximately $6,900) in “moral damages.”

Philip Morris Brasil filed its appeal against the decision on the merits with the Court of Appeals in November 2009. In February 2010, without addressing the merits, the Court of Appeals annulled the trial court’s decision and remanded the case to the trial court to issue a new ruling, which was required to address certain compensatory damage claims made by the plaintiff that the trial court did not address in its original ruling. In July 2010, the trial court reinstated its original decision, while specifically rejecting the compensatory damages claim. Philip Morris Brasil appealed this decision.

In March 2011, the Court of Appeals affirmed the trial court’s decision and denied Philip Morris Brasil’s appeal. The Court of Appeals increased the amount of damages awarded to the plaintiff to R$100,000 (approximately $53,000). Philip Morris Brasil filed an appeal in June 2011.

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
February 2004	Brazil/The Smoker Health Defense Association	Class Action	The Civil Court of São Paulo found defendants liable without hearing evidence. The court did not assess moral or actual damages, which were to be assessed in a second phase of the case. The size of the class was not defined in the ruling.

In April 2004, the court clarified its ruling, awarding “moral damages” of R$1,000 (approximately $530) per smoker per full year of smoking plus interest at the rate of 1% per month, as of the date of the ruling. The court did not award actual damages, which were to be assessed in the second phase of the case. The size of the class was not estimated. Defendants appealed to the São Paulo Court of Appeals, which annulled the ruling in November 2008, finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In May 2011, the trial court dismissed the claim. Plaintiff has appealed.

In addition, the defendants filed a constitutional appeal to the Federal Supreme Tribunal on the basis that the plaintiff did not have standing to bring the lawsuit. This appeal is still pending.

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Pending claims related to tobacco products generally fall within the following categories:

Smoking and Health Litigation: These cases primarily allege personal injury and are brought by individual plaintiffs or on behalf of a class of individual plaintiffs. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, violations of deceptive trade practice laws and consumer protection statutes. Plaintiffs in these cases seek various forms of relief, including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include licit activity, failure to state a claim, lack of defect, lack of proximate cause, assumption of the risk, contributory negligence, and statute of limitations.

As of December 31, 2011, there were a number of smoking and health cases pending against us, our subsidiaries or indemnitees, as follows:

•

75 cases brought by individual plaintiffs in Argentina (32), Brazil (30), Canada (2), Chile (2), Greece (1), Italy (5), the Philippines (1), Scotland (1) and Turkey (1), compared with 94 such cases on December 31, 2010, and 119 cases on December 31, 2009; and

•	10 cases brought on behalf of classes of individual plaintiffs in Brazil (2) and Canada (8), compared with 11 such cases on December 31, 2010, and 9 such cases on December 31, 2009.

In the first class action pending in Brazil, The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., Nineteenth Lower Civil Court of the Central Courts of the Judiciary District of São Paulo, Brazil, filed July 25, 1995, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer organization, is seeking damages for smokers and former smokers and injunctive relief. The verdict and post-trial developments in this case are described in the above table.

In the second class action pending in Brazil, Public Prosecutor of São Paulo v. Philip Morris Brasil Industria e Comercio Ltda., Civil Court of the City of São Paulo, Brazil, filed August 6, 2007, our subsidiary is a defendant. The plaintiff, the Public Prosecutor of the State of São Paulo, is seeking (i) unspecified damages on behalf of all smokers nationwide, former smokers, and their relatives; (ii) unspecified damages on behalf of people exposed to environmental tobacco smoke (“ETS”) nationwide, and their relatives; and (iii) reimbursement of the health care costs allegedly incurred for the treatment of tobacco-related diseases by all Brazilian States and Municipalities, and the Federal District. In an interim ruling issued in December 2007, the trial court limited the scope of this claim to the State of São Paulo only. In December 2008, the Seventh Civil Court of São Paulo issued a decision declaring that it lacked jurisdiction because the case involved issues similar to the ADESF case discussed above and should be transferred to the Nineteenth Lower Civil Court in São Paulo where the ADESF case is pending. The court further stated that these cases should be consolidated for the purposes of judgment. Our subsidiary appealed this decision to the State of São Paulo Court of Appeals, which subsequently declared the case stayed pending the outcome of the appeal. In April 2010, the São Paulo Court of Appeals reversed the Seventh Civil Court’s decision that consolidated the cases, finding that they are based on different legal claims and are progressing at different stages of proceedings. This case was returned to the Seventh Civil Court of São Paulo, and our subsidiary filed its closing arguments in December 2010.

In the first class action pending in Canada, Cecilia Letourneau v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court, Canada, filed in September 1998, our subsidiary and other Canadian manufacturers are defendants. The plaintiff, an individual smoker, is seeking compensatory and unspecified punitive damages for each member of the class who is deemed addicted to smoking. The class was certified in 2005. Pre-trial proceedings are ongoing. Trial is scheduled to begin on March 5, 2012.

In the second class action pending in Canada, Conseil Québécois Sur Le Tabac Et La Santé and Jean-Yves Blais v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court,

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Canada, filed in November 1998, our subsidiary and other Canadian manufacturers are defendants. The plaintiffs, an anti-smoking organization and an individual smoker, are seeking compensatory and unspecified punitive damages for each member of the class who allegedly suffers from certain smoking-related diseases. The class was certified in 2005. Pre-trial proceedings are ongoing. Trial is scheduled to begin on March 5, 2012.

In the third class action pending in Canada, Kunta v. Canadian Tobacco Manufacturers’ Council, et al., The Queen’s Bench, Winnipeg, Canada, filed June 12, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and chronic obstructive pulmonary disease (“COPD”), severe asthma and mild reversible lung disease resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. In September 2009, plaintiff’s counsel informed defendants that he did not anticipate taking any action in this case while he pursues the class action filed in Saskatchewan (see description of Adams, below).

In the fourth class action pending in Canada, Adams v. Canadian Tobacco Manufacturers’ Council, et al., The Queen’s Bench, Saskatchewan, Canada, filed July 10, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and COPD resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers who have smoked a minimum of 25,000 cigarettes and have allegedly suffered, or suffer, from COPD, emphysema, heart disease, or cancer, as well as restitution of profits. Preliminary motions are pending.

In the fifth class action pending in Canada, Semple v. Canadian Tobacco Manufacturers’ Council, et al., The Supreme Court (trial court), Nova Scotia, Canada, filed June 18, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges his own addiction to tobacco products and COPD resulting from the use of tobacco products. He is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. No activity in this case is anticipated while plaintiff’s counsel pursues the class action filed in Saskatchewan (see description of Adams, above).

In the sixth class action pending in Canada, Dorion v. Canadian Tobacco Manufacturers’ Council, et al., The Queen’s Bench, Alberta, Canada, filed June 15, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and chronic bronchitis and severe sinus infections resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. To date, we, our subsidiaries, and our indemnitees have not been properly served with the complaint. No activity in this case is anticipated while plaintiff’s counsel pursues the class action filed in Saskatchewan (see description of Adams, above).

In the seventh class action pending in Canada, McDermid v. Imperial Tobacco Canada Limited, et al., Supreme Court, British Columbia, Canada, filed June 25, 2010, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges his own addiction to tobacco products and heart disease resulting from the use of tobacco products. He is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers who were alive on June 12, 2007, and who suffered from heart disease allegedly caused by smoking, their estates, dependents and family members, plus disgorgement of revenues earned by the defendants from January 1, 1954 to the date the claim was filed. Defendants have filed jurisdictional challenges on the grounds that this

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action should not proceed during the pendency of the Saskatchewan class action (see description of Adams, above).

In the eighth class action pending in Canada, Bourassa v. Imperial Tobacco Canada Limited, et al., Supreme Court, British Columbia, Canada, filed June 25, 2010, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, the heir to a deceased smoker, alleges that the decedent was addicted to tobacco products and suffered from emphysema resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers who were alive on June 12, 2007, and who suffered from chronic respiratory diseases allegedly caused by smoking, their estates, dependents and family members, plus disgorgement of revenues earned by the defendants from January 1, 1954 to the date the claim was filed. Defendants have filed jurisdictional challenges on the grounds that this action should not proceed during the pendency of the Saskatchewan class action (see description of Adams, above).

Health Care Cost Recovery Litigation: These cases, brought by governmental and non-governmental plaintiffs, seek reimbursement of health care cost expenditures allegedly caused by tobacco products. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including unjust enrichment, negligence, negligent design, strict liability, breach of express and implied warranties, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, defective product, failure to warn, sale of cigarettes to minors, and claims under statutes governing competition and deceptive trade practices. Plaintiffs in these cases seek various forms of relief including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, remoteness of injury, failure to state a claim, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), and statute of limitations.

As of December 31, 2011, there were 11 health care cost recovery cases pending against us, our subsidiaries or indemnitees in Canada (4), Israel (1), Nigeria (5) and Spain (1), compared with 10 such cases on December 31, 2010, and 11 such cases on December 31, 2009.

In the first health care cost recovery case pending in Canada, Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001, we, our subsidiaries, our indemnitee (PM USA), and other members of the industry are defendants. The plaintiff, the government of the province of British Columbia, brought a claim based upon legislation enacted by the province authorizing the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, resulting from a “tobacco related wrong.” The Supreme Court of Canada has held that the statute is constitutional. We and certain other non-Canadian defendants challenged the jurisdiction of the court. The court rejected the jurisdictional challenge, and pre-trial discovery is ongoing. The trial court also has granted plaintiff’s request that the target trial date of September 2011 be postponed indefinitely. Meanwhile, in December 2009, the British Columbia Court of Appeal ruled that the defendants could pursue a third-party claim against the government of Canada for negligently misrepresenting to defendants the efficacy of the low tar tobacco strain that the federal government developed and licensed to some of the defendants. In May 2010, the Supreme Court of Canada agreed to hear both the appeal of the Attorney General of Canada and the defendants’ cross-appeal from the British Columbia Court of Appeal decision. In July 2011, the Supreme Court of Canada dismissed the third-party claims against the federal government.

In the second health care cost recovery case filed in Canada, Her Majesty the Queen in Right of New Brunswick v. Rothmans Inc., et al., Court of Queen’s Bench of New Brunswick, Trial Court, New Brunswick, Fredericton, Canada, filed March 13, 2008, we, our subsidiaries, our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The claim was filed by the government of the province of New Brunswick based on legislation enacted in the province. This legislation is similar to the law introduced in British Columbia that authorizes the government to file a direct action against cigarette manufacturers to recover

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the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Pre-trial discovery is ongoing.

In the third health care cost recovery case filed in Canada, Her Majesty the Queen in Right of Ontario v. Rothmans Inc., et al., Ontario Superior Court of Justice, Toronto, Canada, filed September 29, 2009, we, our subsidiaries, our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The claim was filed by the government of the province of Ontario based on legislation enacted in the province. This legislation is similar to the laws introduced in British Columbia and New Brunswick that authorize the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Preliminary motions are pending.

In the fourth health care cost recovery case filed in Canada, Attorney General of Newfoundland and Labrador v. Rothmans Inc., et al., Supreme Court of Newfoundland and Labrador, St. Johns, Canada, filed February 8, 2011, we, our subsidiaries, our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The claim was filed by the government of the province of Newfoundland and Labrador based on legislation enacted in the province that is similar to the laws introduced in British Columbia, New Brunswick and Ontario. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Preliminary motions are pending.

In the case in Israel, Kupat Holim Clalit v. Philip Morris USA, et al., Jerusalem District Court, Israel, filed September 28, 1998, we, our subsidiary, and our indemnitee (PM USA), and other members of the industry are defendants. The plaintiff, a private health care provider, brought a claim seeking reimbursement of the cost of treating its members for alleged smoking-related illnesses for the years 1990 to 1998. Certain defendants filed a motion to dismiss the case. The motion was rejected, and those defendants filed a motion with the Israel Supreme Court for leave to appeal. The appeal was heard by a three-judge panel of the Supreme Court in March 2005. In July 2011, the Supreme Court issued a decision that accepted the defendants’ appeal and dismissed the case. In August 2011, plaintiff filed a petition for an en banc rehearing by the Israeli Supreme Court of the decision dismissing the case, which the Supreme Court rejected on January 29, 2012. This case is now terminated and we will no longer report on the case.

In the first case in Nigeria, The Attorney General of Lagos State v. British American Tobacco (Nigeria) Limited, et al., High Court of Lagos State, Lagos, Nigeria, filed April 30, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In February 2008, our subsidiary was served with a Notice of Discontinuance. The claim was formally dismissed in March 2008. However, the plaintiff has since refiled its claim. Our subsidiary is in the process of making challenges to service and the court’s jurisdiction. Currently, the case is stayed in the trial court pending the appeals of certain co-defendants relating to service objections. We currently have no employees, operations or assets in Nigeria.

In the second case in Nigeria, The Attorney General of Kano State v. British American Tobacco (Nigeria) Limited, et al., High Court of Kano State, Kano, Nigeria, filed May 9, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. Our subsidiary is in the process of making challenges to service and the court’s jurisdiction.

In the third case in Nigeria, The Attorney General of Gombe State v. British American Tobacco (Nigeria) Limited, et al., High Court of Gombe State, Gombe, Nigeria, filed May 18, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In July 2008, the court dismissed

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the case against all defendants based on the plaintiff’s failure to comply with various procedural requirements when filing and serving the complaint. The plaintiff did not appeal the dismissal. However, in October 2008, the plaintiff refiled its claim. In June 2010, the court ordered the plaintiff to amend the claim to properly name Philip Morris International Inc. as a defendant. Philip Morris International Inc. objected to plaintiff’s attempted service of amended process. In February 2011, the court granted, in part, our service objections, ruling that the plaintiff had not complied with the procedural steps necessary to serve us. As a result of this ruling, Philip Morris International Inc. is not currently a defendant in the case. Plaintiff may appeal the ruling or follow the procedural steps required to serve Philip Morris International Inc.

In the fourth case in Nigeria, The Attorney General of Oyo State, et al., v. British American Tobacco (Nigeria) Limited, et al., High Court of Oyo State, Ibadan, Nigeria, filed May 25, 2007, our subsidiary and other members of the industry are defendants. Plaintiffs seek reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. Our subsidiary challenged service as improper. In June 2010, the court ruled that plaintiffs did not have leave to serve the writ of summons on the defendants and that they must re-serve the writ. Our subsidiary has not yet been re-served.

In the fifth case in Nigeria, The Attorney General of Ogun State v. British American Tobacco (Nigeria) Limited, et al., High Court of Ogun State, Abeokuta, Nigeria, filed February 26, 2008, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In May 2010, the trial court rejected our subsidiary’s service objections. Our subsidiary has appealed.

In a series of proceedings in Spain, Junta de Andalucia, et al. v. Philip Morris Spain, et al., Court of First Instance, Madrid, Spain, the first of which was filed February 21, 2002, our subsidiary and other members of the industry were defendants. The plaintiffs sought reimbursement for the cost of treating certain of their citizens for various smoking-related illnesses. In May 2004, the first instance court dismissed the initial case, finding that the State was a necessary party to the claim, and thus, the claim must be filed in the Administrative Court. The plaintiffs appealed. In February 2006, the appellate court affirmed the lower court’s dismissal. The plaintiffs then filed notice that they intended to pursue their claim in the Administrative Court against the State. Because they were defendants in the original proceeding, our subsidiary and other members of the industry filed notices with the Administrative Court that they are interested parties in the case. In September 2007, the plaintiffs filed their complaint in the Administrative Court. In November 2007, the Administrative Court dismissed the claim based on a procedural issue. The plaintiffs asked the Administrative Court to reconsider its decision dismissing the case, and that request was rejected in a ruling rendered in February 2008. Plaintiffs appealed to the Supreme Court. The Supreme Court rejected plaintiffs’ appeal in November 2009, resulting in the final dismissal of the claim. However, plaintiffs have filed a second claim in the Administrative Court against the Ministry of Economy. This second claim seeks the same relief as the original claim, but relies on a different procedural posture. The Administrative Court has recognized our subsidiary as a party in this proceeding. Our subsidiary and other defendants filed preliminary objections that resulted in a stay of the term to file the answer. In May 2011, the court rejected the defendants’ preliminary objections, but it has not yet set a deadline for defendants to file their answers.

Lights Cases: These cases, brought by individual plaintiffs, or on behalf of a class of individual plaintiffs, allege that the use of the term “lights” constitutes fraudulent and misleading conduct. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including misrepresentation, deception, and breach of consumer protection laws. Plaintiffs seek various forms of relief including restitution, injunctive relief, and compensatory and other damages. Defenses raised include lack of causation, lack of reliance, assumption of the risk, and statute of limitations.

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As of December 31, 2011, there were a number of lights cases pending against our subsidiaries or indemnitees, as follows:

•	2 cases brought on behalf of various classes of individual plaintiffs (some overlapping) in Israel, compared with 2 such cases on December 31, 2010, and 3 such cases on December 31, 2009; and

•

9 cases brought by individuals in the equivalent of small claims courts in Italy, where the maximum damages are approximately one thousand Euros per case, compared with 10 such cases on December 31, 2010, and 12 such cases on December 31, 2009.

In the first class action pending in Israel, El-Roy, et al. v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004, our subsidiary and our indemnitees (PM USA and our former importer) are defendants. The plaintiffs filed a purported class action claiming that the class members were misled by the descriptor “lights” into believing that lights cigarettes are safer than full flavor cigarettes. The claim seeks recovery of the purchase price of lights cigarettes and compensation for distress for each class member. Hearings took place in November and December 2008 regarding whether the case meets the legal requirements necessary to allow it to proceed as a class action. The parties’ briefing on class certification was completed in March 2011. A hearing for final oral argument on class certification took place in November 2011. We are awaiting the court’s decision.

The claims in a second class action pending in Israel, Navon, et al. v. Philip Morris Products USA, et al., District Court of Tel-Aviv/Jaffa, Israel, filed December 5, 2004, against our indemnitee (our distributor) and other members of the industry are similar to those in El-Roy, and the case is currently stayed pending a ruling on class certification in El-Roy.

Public Civil Actions: Claims have been filed either by an individual, or a public or private entity, seeking to protect collective or individual rights, such as the right to health, the right to information or the right to safety. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including product defect, concealment, and misrepresentation. Plaintiffs in these cases seek various forms of relief including injunctive relief such as banning cigarettes, descriptors, smoking in certain places and advertising, as well as implementing communication campaigns and reimbursement of medical expenses incurred by public or private institutions.

As of December 31, 2011, there were 3 public civil actions pending against our subsidiaries in Argentina (1), Brazil (1), and Venezuela (1), compared with 7 such cases on December 31, 2010, and 11 such cases on December 31, 2009.

In the public civil action in Argentina, Asociación Argentina de Derecho de Danos v. Massalin Particulares S.A., et al., Civil Court of Buenos Aires, Argentina, filed February 26, 2007, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer association, seeks the establishment of a relief fund for reimbursement of medical costs associated with diseases allegedly caused by smoking. Our subsidiary filed its answer in September 2007. In March 2010, the case file was transferred to the Federal Court on Administrative Matters after the Civil Court granted the plaintiff’s request to add the national government as a co-plaintiff in the case.

In the public civil action in Brazil, The Brazilian Association for the Defense of Consumer Health (“SAUDECON”) v. Philip Morris Brasil Industria e Comercio Ltda. and Souza Cruz S.A., Civil Court of City of Porto Alegre, Brazil, filed November 3, 2008, our subsidiary is a defendant. The plaintiff, a consumer organization, is asking the court to establish a fund that will be used to provide treatment to smokers who claim to be addicted and who do not otherwise have access to smoking cessation treatment. Plaintiff requests that each defendant’s liability be determined according to its market share. In May 2009, the trial court dismissed the case on the merits. Plaintiff has appealed.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

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In the public civil action in Venezuela, Federation of Consumers and Users Associations (“FEVACU”), et al. v. National Assembly of Venezuela and the Venezuelan Ministry of Health, Constitutional Chamber of the Venezuelan Supreme Court, filed April 29, 2008, we were not named as a defendant, but the plaintiffs published a notice pursuant to court order, notifying all interested parties to appear in the case. In January 2009, our subsidiary appeared in the case in response to this notice. The plaintiffs purport to represent the right to health of the citizens of Venezuela and claim that the government failed to protect adequately its citizens’ right to health. The claim asks the court to order the government to enact stricter regulations on the manufacture and sale of tobacco products. In addition, the plaintiffs ask the court to order companies involved in the tobacco industry to allocate a percentage of their “sales or benefits” to establish a fund to pay for the health care costs of treating smoking-related diseases. In October 2008, the court ruled that plaintiffs have standing to file the claim and that the claim meets the threshold admissibility requirements.

Other Litigation

Other litigation includes an antitrust suit, a breach of contract action, and various tax and individual employment cases.

Antitrust: In the antitrust class action in Kansas, Smith v. Philip Morris Companies Inc., et al., District Court of Seward County, Kansas, filed February 7, 2000, we and other members of the industry are defendants. The plaintiff asserts that the defendant cigarette companies engaged in an international conspiracy to fix wholesale prices of cigarettes and sought certification of a class comprised of all persons in Kansas who were indirect purchasers of cigarettes from the defendants. The plaintiff claims unspecified economic damages resulting from the alleged price-fixing, trebling of those damages under the Kansas price-fixing statute and counsel fees. The trial court granted plaintiff’s motion for class certification. A court-ordered mediation was held in October 2010, prior to which we filed a summary judgment motion. The court has not yet ruled on our summary judgment motion, but has set a trial date in July 2012.

Breach of Contract: In the breach of contract action in Ontario, Canada, The Ontario Flue-Cured Tobacco Growers’ Marketing Board, et al. v. Rothmans, Benson & Hedges Inc., Superior Court of Justice, London, Ontario, Canada, filed November 5, 2009, our subsidiary is a defendant. Plaintiffs in this putative class action allege that our subsidiary breached contracts with the proposed class members (Ontario tobacco growers and their related associations) concerning the sale and purchase of flue-cured tobacco from January 1, 1986 to December 31, 1996. Plaintiffs allege that our subsidiary was required by the contracts to disclose to plaintiffs the quantity of tobacco included in cigarettes to be sold for duty free and export purposes (which it purchased at a lower price per pound than tobacco that was included in cigarettes to be sold in Canada), but failed to disclose that some of the cigarettes it designated as being for export and duty free purposes were ultimately sold in Canada. Our subsidiary has been served, but there is currently no deadline to respond to the statement of claim. In September 2011, plaintiffs served a notice of motion seeking class certification.

Tax: In Brazil, there are 114 tax cases involving Philip Morris Brasil S.A. and Philip Morris Brasil Ltda. relating to the payment of state tax on the sale and transfer of goods and services, federal social contributions, excise, social security and income tax, and other matters. Fifty-eight of these cases are under administrative review by the relevant fiscal authorities and 56 are under judicial review by the courts.

Employment: Our subsidiaries, Philip Morris Brasil S.A. and Philip Morris Brasil Ltda. are defendants in various individual employment cases resulting, among other things, from the termination of employment in connection with the shut-down of one of our factories in Brazil.

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Third-Party Guarantees

At December 31, 2011, PMI’s third-party guarantees were $7 million, of which $2 million expire through December 31, 2012, and the remainder through 2015. PMI is required to perform under these guarantees in the event that a third party fails to make contractual payments. PMI does not have a liability on its consolidated balance sheet at December 31, 2011, as the fair value of these guarantees is insignificant due to the fact that the probability of future payments under these guarantees is remote.

Note 22. Quarterly Financial Data (Unaudited):

	2011 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$16,530	$20,234	$20,706	$18,876

Gross profit	$4,496	$5,429	$5,515	$4,979

Net earnings attributable to PMI	$1,919	$2,409	$2,377	$1,886

Per share data:
Basic EPS	$1.06	$1.35	$1.35	$1.08

Diluted EPS	$1.06	$1.35	$1.35	$1.08

Dividends declared	$0.64	$0.64	$0.77	$0.77

Market price:
- High	$65.92	$71.75	$72.74	$79.42

- Low	$55.85	$64.49	$62.32	$60.45

	2010 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$15,587	$17,383	$16,936	$17,807

Gross profit	$4,124	$4,511	$4,324	$4,536

Net earnings attributable to PMI	$1,703	$1,982	$1,822	$1,752

Per share data:
Basic EPS	$0.90	$1.07	$0.99	$0.96

Diluted EPS	$0.90	$1.07	$0.99	$0.96

Dividends declared	$0.58	$0.58	$0.64	$0.64

Market price:
- High	$53.07	$53.91	$57.11	$60.87

- Low	$45.01	$42.94	$45.55	$55.10

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2011 and 2010, PMI recorded the following pre-tax charges in earnings:

	2011 Quarters
(in millions)	1st	2nd	3rd	4th
Asset impairment and exit costs	$16	$1	$43	$49

	2010 Quarters
(in millions)	1st	2nd	3rd	4th
Asset impairment and exit costs	$–	$–	$20	$27